As filed with the Securities and Exchange Commission on June 5, 2017

Registration No. 333-217745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Park Hotels & Resorts Inc.

(Exact name of registrant as specified in governing instruments)

Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Tel: (703) 584-7979

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Morey

Senior Vice President and General Counsel

Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Tel: (703) 584-7979

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Stuart A. Barr Leslie B. Reese, III Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Tel: (202) 637-5600	Joshua Ford Bonnie Edgar J. Lewandowski Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 Tel: (202) 636-5500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-217745

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-11 (File No. 333-217745) (the “Registration Statement”) of Park Hotels & Resorts Inc. is being filed solely to file the following exhibits to the Registration Statement: (1) Exhibit 1.1 (Underwriting Agreement); and (2) Exhibit 23.1 (Consent of Ernst & Young LLP). This Amendment does not modify any other part of the Registration Statement. In accordance with Rule 462(d) of the Securities Act of 1933, as amended, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) See Page II-2 for a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Certain agreements filed as exhibits to this registration statement contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements.

Exhibit number	Description

1.1*	Form of Underwriting Agreement

2.1	Distribution Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on March 17, 2017).

3.2	Amended and Restated By-laws of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed on March 17, 2017).

5.1**	Opinion of Hogan Lovells US LLP regarding validity of shares issued.

8.1**	Opinion of Hogan Lovells US LLP regarding certain tax matters.

10.1	Employee Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 4, 2017).

10.2	Tax Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 4, 2017).

10.3	Master Transition Services Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on January 4, 2017).

10.4	Stockholders Agreement among Park Hotels & Resorts Inc. and the other parties thereto, dated as of January 2, 2017 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on January 4, 2017).

10.5	Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on January 4, 2017).

10.6	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form 10 (File No. 001-37795), filed on November 14, 2016).

10.7	Loan Agreement, dated as of October 7, 2016, among S.F. Hilton LLC and P55 Hotel Owner LLC, collectively, as Borrowers and JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lenders and the other parties thereto (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.8	Guaranty Agreement, dated as of October 7, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.9	Employment Agreement dated April 26, 2016, between Park Hotels & Resorts Inc. and Thomas J. Baltimore Jr (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form 10 (File No. 001-37795)).

10.10	Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on January 4, 2017).

10.11	Park Hotels & Resorts Inc. 2017 Executive Deferred Compensation Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed on January 4, 2017).

10.12	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and HNA Tourism Group Co., Ltd (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.13	Stockholders Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc., HNA Tourism Group Co., Ltd. and, solely for purposes of Section 4.3 thereof, HNA Group Co., Ltd (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.14	Loan Agreement, dated as of October 24, 2016, among Hilton Hawaiian Village LLC, as Borrower, Hilton Hawaiian Village Lessee LLC, as Operating Lessee, and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender and the other parties thereto (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.15	Guaranty Agreement, dated as of October 24, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.16	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 30, 2016).

10.17	Form of Performance Stock Unit Agreement by and between the Company and Thomas J. Baltimore, Jr. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 26, 2017).

10.18	Form of Restricted Stock Agreement by and between the Company and each of Robert D Tanenbaum and Thomas C. Morey (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 26, 2017).

10.19	Form of Indemnification Agreement entered into between Park Hotels & Resorts Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form 10 (File No. 0001-37795), filed on November 14, 2016).

10.20	Park Hotels & Resorts Inc. Executive Short-Term Incentive Program (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on March 1, 2017).

10.21	Park Hotels & Resorts Inc. Executive Long-Term Incentive Program (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2017).

10.22	Form of CEO Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on March 1, 2017).

10.23	Form of CEO Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on March 1, 2017).

10.24	Form of Executive Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on March 1, 2017).

10.25	Form of Executive Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on March 1, 2017).

10.26	Park Hotels & Resorts Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on May 3, 2017).

10.27	Form of Restricted Stock Unit Agreement for Converted Performance Stock Unit Awards Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.17 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.28	Form of Performance Share Agreement for Converted Awards Granted in 2014 (incorporated by reference to Exhibit 10.18 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.29	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.19 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.30	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2014 (incorporated by reference to Exhibit 10.20 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.31	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2016 (incorporated by reference to Exhibit 10.21 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.32	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2015 (incorporated by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.33	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units by and between the Company and Thomas J. Baltimore, Jr (incorporated by reference to Exhibit 10.23 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

11	Computation of Per Share Earnings from Operations (incorporated by reference to Exhibit 11 to our Quarterly Report Form 10-Q for the three months ended March 31, 2017, filed on May 4, 2017).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Park Hotels & Resorts Inc. filed on March 2, 2017).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).

23.3**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1).

24.1**	Power of Attorney (included on the Signature Page).

*	Filed herewith.
**	Previously filed.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Virginia on June 5, 2017.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement on Form S-11 is signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Baltimore, Jr. Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 5, 2017

/s/ Sean M. Dell’Orto Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 5, 2017

/s/ Darren W. Robb Darren W. Robb	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 5, 2017

* Patricia M. Bedient	Director	June 5, 2017

* Gordon M. Bethune	Director	June 5, 2017

* Robert G. Harper	Director	June 5, 2017

* Tyler S. Henritze	Director	June 5, 2017

* Christie B. Kelly	Director	June 5, 2017

* Joseph I. Lieberman	Director	June 5, 2017

* Timothy J. Naughton	Director	June 5, 2017

* Stephen I. Sadove	Director	June 5, 2017

*By: /s/ Thomas J. Baltimore, Jr. Thomas J. Baltimore, Jr. Attorney-in-fact		June 5, 2017

INDEX TO EXHIBITS

Exhibit number	Description

1.1*	Form of Underwriting Agreement

2.1	Distribution Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on March 17, 2017).

3.2	Amended and Restated By-laws of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed on March 17, 2017).

5.1**	Opinion of Hogan Lovells US LLP regarding validity of shares issued.

8.1**	Opinion of Hogan Lovells US LLP regarding certain tax matters.

10.1	Employee Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 4, 2017).

10.2	Tax Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 4, 2017).

10.3	Master Transition Services Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on January 4, 2017).

10.4	Stockholders Agreement among Park Hotels & Resorts Inc. and the other parties thereto, dated as of January 2, 2017 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on January 4, 2017).

10.5	Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on January 4, 2017).

10.6	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form 10 (File No. 001-37795), filed on November 14, 2016).

10.7	Loan Agreement, dated as of October 7, 2016, among S.F. Hilton LLC and P55 Hotel Owner LLC, collectively, as Borrowers and JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lenders and the other parties thereto (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.8	Guaranty Agreement, dated as of October 7, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.9	Employment Agreement dated April 26, 2016, between Park Hotels & Resorts Inc. and Thomas J. Baltimore Jr (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form 10 (File No. 001-37795)).

10.10	Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on January 4, 2017).

10.11	Park Hotels & Resorts Inc. 2017 Executive Deferred Compensation Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed on January 4, 2017).

10.12	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and HNA Tourism Group Co., Ltd (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.13	Stockholders Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc., HNA Tourism Group Co., Ltd. and, solely for purposes of Section 4.3 thereof, HNA Group Co., Ltd (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.14	Loan Agreement, dated as of October 24, 2016, among Hilton Hawaiian Village LLC, as Borrower, Hilton Hawaiian Village Lessee LLC, as Operating Lessee, and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender and the other parties thereto (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.15	Guaranty Agreement, dated as of October 24, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.16	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 30, 2016).

10.17	Form of Performance Stock Unit Agreement by and between the Company and Thomas J. Baltimore, Jr. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 26, 2017).

10.18	Form of Restricted Stock Agreement by and between the Company and each of Robert D Tanenbaum and Thomas C. Morey (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 26, 2017).

10.19	Form of Indemnification Agreement entered into between Park Hotels & Resorts Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form 10 (File No. 0001-37795), filed on November 14, 2016).

10.20	Park Hotels & Resorts Inc. Executive Short-Term Incentive Program (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on March 1, 2017).

10.21	Park Hotels & Resorts Inc. Executive Long-Term Incentive Program (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2017).

10.22	Form of CEO Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on March 1, 2017).

10.23	Form of CEO Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on March 1, 2017).

10.24	Form of Executive Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on March 1, 2017).

10.25	Form of Executive Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on March 1, 2017).

10.26	Park Hotels & Resorts Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on May 3, 2017).

10.27	Form of Restricted Stock Unit Agreement for Converted Performance Stock Unit Awards Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.17 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.28	Form of Performance Share Agreement for Converted Awards Granted in 2014 (incorporated by reference to Exhibit 10.18 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.29	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.19 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.30	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2014 (incorporated by reference to Exhibit 10.20 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.31	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2016 (incorporated by reference to Exhibit 10.21 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.32	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2015 (incorporated by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.33	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units by and between the Company and Thomas J. Baltimore, Jr (incorporated by reference to Exhibit 10.23 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

11	Computation of Per Share Earnings from Operations (incorporated by reference to Exhibit 11 to our Quarterly Report Form 10-Q for the three months ended March 31, 2017, filed on May 4, 2017).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Park Hotels & Resorts Inc. filed on March 2, 2017).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).

23.3**	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1).

24.1**	Power of Attorney (included on the Signature Page).

*	Filed herewith.
**	Previously filed.